Page 1 of 25 Pages

                                   UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                  SCHEDULE 13G

                     Under the Securities Exchange Act of 1934

                             ()*

                               GARDEN COM INC
            ------------------------------------------------------
                                (NAME OF ISSUER)

                                  COM
            -----------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                                 365199108
            -----------------------------------------------------
                                (CUSIP NUMBER)

                                December 31, 1999
            -----------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       Rule 13d-1(b)
       Rule 13d-1(c)
    X  Rule 13d-1(d)

    * The remainder of this cover page shall be filled out for a reporting person`s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

    The information required in the remainder of this cover page shall not be deemed to be 'filed' for the purpose of Section 18 of the Securities Exchange Act of 1934 ('Act') or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                       (CONTINUED ON FOLLOWING PAGE(S))

    CUSIP NO. 365199108          13G               Page 2 of 25 Pages

     1- NAME OF REPORTING PERSON
        AXA Assurances I.A.R.D. Mutuelle

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     2- CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *   (A) [ ]
                                                             (B) [X]
     3- SEC USE ONLY


     4- CITIZENSHIP OR PLACE OF ORGANIZATION

        France

    NUMBER OF SHARES BENEFICIALLY OWNED
    AS OF December 31, 1999 BY EACH REPORTING PERSON WITH

                5- SOLE VOTING POWER                                 0

                6- SHARED VOTING POWER                        1,601,998

                7- SOLE DISPOSITIVE POWER                             0

                8- SHARED DISPOSITIVE POWER                   1,601,998

     9- AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                              1,601,998
       (Not to be construed as an admission of beneficial ownership)

    10- CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES *                                            |------|
                                                            |------|
    11- PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        11.0%

    12- TYPE OF REPORTING PERSON *
        THIS SCHEDULE 13G IS FILED PURSUANT TO RULE 13d-1(d)
        IC

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

    CUSIP NO. 365199108          13G               Page 3 of 25 Pages

     1- NAME OF REPORTING PERSON
        AXA Assurances Vie Mutuelle

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     2- CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *   (A) [ ]
                                                             (B) [X]
     3- SEC USE ONLY


     4- CITIZENSHIP OR PLACE OF ORGANIZATION

        France
    NUMBER OF SHARES BENEFICIALLY OWNED
    AS OF December 31, 1999 BY EACH REPORTING PERSON WITH

                5- SOLE VOTING POWER                                  0

                6- SHARED VOTING POWER                        1,601,998

                7- SOLE DISPOSITIVE POWER                             0

                8- SHARED DISPOSITIVE POWER                   1,601,998

     9- AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                              1,601,998
        (Not to be construed as an admission of beneficial ownership)

    10- CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES *                                            |------|
                                                            |------|
    11- PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        11.0%

    12- TYPE OF REPORTING PERSON *
        THIS SCHEDULE 13G IS FILED PURSUANT TO RULE 13d-1(d)
        IC

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

    CUSIP NO. 365199108          13G               Page 4 of 25 Pages
     1- NAME OF REPORTING PERSON
        AXA Conseil Vie Assurance Mutuelle

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     2- CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *   (A) [ ]
                                                             (B) [X]
     3- SEC USE ONLY


     4- CITIZENSHIP OR PLACE OF ORGANIZATION

        France
    NUMBER OF SHARES BENEFICIALLY OWNED
    AS OF December 31, 1999 BY EACH REPORTING PERSON WITH
                5- SOLE VOTING POWER                                  0

                6- SHARED VOTING POWER                        1,601,998

                7- SOLE DISPOSITIVE POWER                             0

                8- SHARED DISPOSITIVE POWER                   1,601,998

     9- AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                              1,601,998
       (Not to be construed as an admission of beneficial ownership)

    10- CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES *                                            |------|
                                                            |------|
    11- PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         11.0%

    12- TYPE OF REPORTING PERSON *
        THIS SCHEDULE 13G IS FILED PURSUANT TO RULE 13d-1(d)
        IC

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

    CUSIP NO. 365199108         13G                Page 5 of 25 Pages
     1- NAME OF REPORTING PERSON
        AXA Courtage Assurance Mutuelle

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     2- CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *   (A) [ ]
                                                             (B) [X]
     3- SEC USE ONLY


     4- CITIZENSHIP OR PLACE OF ORGANIZATION

        France
    NUMBER OF SHARES BENEFICIALLY OWNED
    AS OF December 31, 1999 BY EACH REPORTING PERSON WITH
                5- SOLE VOTING POWER                                  o

                6- SHARED VOTING POWER                        1,601,998

                7- SOLE DISPOSITIVE POWER                             0

                8- SHARED DISPOSITIVE POWER                   1,601,998

     9- AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                              1,601,998
        (Not to be construed as an admission of beneficial ownership)

    10- CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES *                                            |------|
                                                            |------|
    11- PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        11.0%

    12- TYPE OF REPORTING PERSON *
        THIS SCHEDULE 13G IS FILED PURSUANT TO RULE 13d-1(d)
        IC

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

    CUSIP NO. 365199108          13G               Page 6 of 25 Pages
     1- NAME OF REPORTING PERSON
        AXA

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     2- CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *   (A) [ ]
                                                             (B) [ ]
     3- SEC USE ONLY


     4- CITIZENSHIP OR PLACE OF ORGANIZATION

        France

    NUMBER OF SHARES BENEFICIALLY OWNED
    AS OF December 31, 1999 BY EACH REPORTING PERSON WITH
                5- SOLE VOTING POWER                                  0

                6- SHARED VOTING POWER                        1,601,998

                7- SOLE DISPOSITIVE POWER                             0

                8- SHARED DISPOSITIVE POWER                   1,601,998

     9- AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                              1,601,998
        (Not to be construed as an admission of beneficial ownership)

    10- CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES *                                            |------|
                                                            |------|
    11- PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        11.0%

    12- TYPE OF REPORTING PERSON *
        THIS SCHEDULE 13G IS FILED PURSUANT TO RULE 13d-1(d)
        HC

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

    CUSIP NO. 365199108          13G               Page 7 of 25 Pages
     1- NAME OF REPORTING PERSON
        AXA FINANCIAL, INC.
           (formerly known as THE EQUITABLE COMPANIES INCORPORATED)

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        13-3623351

     2- CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *   (A) [ ]
                                                             (B) [ ]
     3- SEC USE ONLY


     4- CITIZENSHIP OR PLACE OF ORGANIZATION

        State of Delaware

    NUMBER OF SHARES BENEFICIALLY OWNED
    AS OF December 31, 1999 BY EACH REPORTING PERSON WITH
                5- SOLE VOTING POWER                                  0

                6- SHARED VOTING POWER                        1,601,998

                7- SOLE DISPOSITIVE POWER                             0

                8- SHARED DISPOSITIVE POWER                   1,601,998

     9- AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                              1,601,998

    10- CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES *                                            |------|
                                                            |------|
    11- PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        11.0%

    12- TYPE OF REPORTING PERSON *
        THIS SCHEDULE 13G IS FILED PURSUANT TO RULE 13d-1(d)
        HC

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 365199108                13G                      Page 8 of 25 Pages

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      DLJ Capital Investors, Inc.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [X]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

         NUMBER OF      5.  SOLE VOTING POWER                         0
           SHARES
        BENEFICIALLY    6.  SHARED VOTING POWER               1,601,998
          OWNED BY
            EACH        7.  SOLE DISPOSITIVE POWER                    0
         REPORTING
        PERSON WITH     8.  SHARED DISPOSITIVE POWER          1,601,998

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                              1,601,998

 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                [ ]
      CERTAIN SHARES*

 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      11.0%

 12.  TYPE OF REPORTING PERSON*
      THIS SCHEDULE 13G IS FILED PURSUANT TO RULE 13d-1(d)
      CO
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 365199108                13G                      Page 9 of 25 Pages

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      Global Retail Partners, Inc.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [X]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

       NUMBER OF      5.  SOLE VOTING POWER                           0
         SHARES
      BENEFICIALLY    6.  SHARED VOTING POWER                 1,092,521
        OWNED BY
          EACH        7.  SOLE DISPOSITIVE POWER                      0
       REPORTING
      PERSON WITH     8.  SHARED DISPOSITIVE POWER            1,092,521

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                              1,092,521

 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
      CERTAIN SHARES*

 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      6.2%

 12.  TYPE OF REPORTING PERSON*
      THIS SCHEDULE 13G IS FILED PURSUANT TO RULE 13d-1(d)
      CO

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 365199108                13G                      Page 10 of 25 Pages

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      Retail Capital Partners, L.P.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [X]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

       NUMBER OF      5.  SOLE VOTING POWER                           0
         SHARES
      BENEFICIALLY    6.  SHARED VOTING POWER                 1,025,834
        OWNED BY
          EACH        7.  SOLE DISPOSITIVE POWER                      0
       REPORTING
      PERSON WITH     8.  SHARED DISPOSITIVE POWER            1,025,834

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                              1,025,834

 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
      CERTAIN SHARES*

 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      5.9%

 12.  TYPE OF REPORTING PERSON*
      THIS SCHEDULE 13G IS FILED PURSUANT TO RULE 13d-1(d)
      PN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 365199108                13G                      Page 11 of 25 Pages

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      Global Retail Partners, L.P.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [X]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

       NUMBER OF      5.  SOLE VOTING POWER                           0
         SHARES
      BENEFICIALLY    6.  SHARED VOTING POWER                 1,025,834
        OWNED BY
          EACH        7.  SOLE DISPOSITIVE POWER                      0
       REPORTING
      PERSON WITH     8.  SHARED DISPOSITIVE POWER            1,025,834

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                              1,025,834

 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
      CERTAIN SHARES*

 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      5.9%

 12.  TYPE OF REPORTING PERSON*
      THIS SCHEDULE 13G IS FILED PURSUANT TO RULE 13d-1(d)
      PN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 365199108                13G                      Page 12 of 25 Pages

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      DLJ Diversified Associates, L.P.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [X]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

       NUMBER OF      5.  SOLE VOTING POWER                           0
         SHARES
      BENEFICIALLY    6.  SHARED VOTING POWER                   419,196
        OWNED BY
          EACH        7.  SOLE DISPOSITIVE POWER                      0
       REPORTING
      PERSON WITH     8.  SHARED DISPOSITIVE POWER              419,196

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                419,196

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
      CERTAIN SHARES*

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      2.4%

 12   TYPE OF REPORTING PERSON*
      THIS SCHEDULE 13G IS FILED PURSUANT TO RULE 13d-1(d)
      PN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 365199108                13G                      Page 13 of 25 Pages

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      DLJ Diversified Partners, Inc.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [X]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

         NUMBER OF      5.  SOLE VOTING POWER                         0
           SHARES
        BENEFICIALLY    6.  SHARED VOTING POWER                 419,196
          OWNED BY
            EACH        7.  SOLE DISPOSITIVE POWER                    0
         REPORTING
        PERSON WITH     8.  SHARED DISPOSITIVE POWER            419,196

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                419,196

 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
      CERTAIN SHARES*

 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      2.4%

 12.  TYPE OF REPORTING PERSON*
      THIS SCHEDULE 13G IS FILED PURSUANT TO RULE 13d-1(d)
      CO

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 365199108                13G                      Page 14 of 25 Pages

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      DLJ Diversified Partners, L.P.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [X]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

         NUMBER OF      5.  SOLE VOTING POWER                         0
           SHARES
        BENEFICIALLY    6.  SHARED VOTING POWER                 306,677
          OWNED BY
            EACH        7.  SOLE DISPOSITIVE POWER                    0
         REPORTING
        PERSON WITH     8.  SHARED DISPOSITIVE POWER            306,677

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                306,677

 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
      CERTAIN SHARES*

 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      1.7%

 12.  TYPE OF REPORTING PERSON*
      THIS SCHEDULE 13G IS FILED PURSUANT TO RULE 13d-1(d)
      PN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 365199108                13G                      Page 15 of 25 Pages

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      DLJ Diversified Partners - A, L.P.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [X]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

         NUMBER OF      5.  SOLE VOTING POWER                         0
           SHARES
        BENEFICIALLY    6.  SHARED VOTING POWER                 113,519
          OWNED BY
            EACH        7.  SOLE DISPOSITIVE POWER                    0
         REPORTING
        PERSON WITH     8.  SHARED DISPOSITIVE POWER            113,519

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                113,519

 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
      CERTAIN SHARES*

 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      0.6%

 12.  TYPE OF REPORTING PERSON*
      THIS SCHEDULE 13G IS FILED PURSUANT TO RULE 13d-1(d)
      PN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 365199108                13G                     Page 16 of 25 Pages

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      GRP Partners, L.P.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [X]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

         NUMBER OF      5.  SOLE VOTING POWER                         0
           SHARES
        BENEFICIALLY    6.  SHARED VOTING POWER                  66,687
          OWNED BY
            EACH        7.  SOLE DISPOSITIVE POWER                    0
         REPORTING
        PERSON WITH     8.  SHARED DISPOSITIVE POWER             66,687

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                 66,687

 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
      CERTAIN SHARES*

 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      0.4%

 12.  TYPE OF REPORTING PERSON*
      THIS SCHEDULE 13G IS FILED PURSUANT TO RULE 13d-1(d)
      PN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 365199108                13G                     Page 17 of 25 Pages

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      DLJ LBO Plans Management Corporation

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [X]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

         NUMBER OF      5.  SOLE VOTING POWER                         0
           SHARES
        BENEFICIALLY    6.  SHARED VOTING POWER                  17,655
          OWNED BY
            EACH        7.  SOLE DISPOSITIVE POWER                    0
         REPORTING
        PERSON WITH     8.  SHARED DISPOSITIVE POWER             17,655

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                 17,655

 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
      CERTAIN SHARES*

 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      0.1%

 12.  TYPE OF REPORTING PERSON*
      THIS SCHEDULE 13G IS FILED PURSUANT TO RULE 13d-1(d)
      CO

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 365199108                13G                     Page 18 of 25 Pages

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      DLJ ESC II, L.P.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [X]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

         NUMBER OF      5.  SOLE VOTING POWER                         0
           SHARES
        BENEFICIALLY    6.  SHARED VOTING POWER                  17,655
          OWNED BY
            EACH        7.  SOLE DISPOSITIVE POWER                    0
         REPORTING
        PERSON WITH     8.  SHARED DISPOSITIVE POWER             17,655

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                 17,655

 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
      CERTAIN SHARES*

 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      0.1%

 12.  TYPE OF REPORTING PERSON*
      THIS SCHEDULE 13G IS FILED PURSUANT TO RULE 13d-1(d)
      PN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 365199108                13G                     Page 19 of 25 Pages

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      Global Retail Partners Funding, Inc.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [X]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

         NUMBER OF      5.  SOLE VOTING POWER                         0
           SHARES
        BENEFICIALLY    6.  SHARED VOTING POWER                  70,626
          OWNED BY
            EACH        7.  SOLE DISPOSITIVE POWER                    0
         REPORTING
        PERSON WITH     8.  SHARED DISPOSITIVE POWER             70,626

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                 70,626

 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
      CERTAIN SHARES*

 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      0.4%

 12.  TYPE OF REPORTING PERSON*
      THIS SCHEDULE 13G IS FILED PURSUANT TO RULE 13d-1(d)
      PN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a) Name of Issuer:                                  Page 20 of 25 Pages
          GARDEN COM INC

Item 1(b) Address of Issuer's Principal Executive Offices:
          -----------------------------------------------
          3301 STECK AVENUE
          AUSTIN, TX 78757

Item 2(a) and (b)
          Name of Person Filing and Address of Principal Business Office:

          AXA Conseil Vie Assurance Mutuelle,
          100-101 Terrasse Boieldieu
          92042 Paris La Defense France

          AXA Assurances I.A.R.D Mutuelle, and
          AXA Assurances Vie Mutuelle,
          21, rue de Chateaudun
          75009 Paris France

          AXA Courtage Assurance Mutuelle,
          26, rue Louis le Grand
          75002 Paris France

          as a group (collectively, the 'Mutuelles AXA').

          AXA
          9 Place Vendome
          75001 Paris France

          AXA Financial, Inc.
          (formerly known as The Equitable Companies Incorporated) 1290 Avenue of the Americas
          New York, New York 10104

          Global Retail Partners, L.P.
          2121 Avenue of the Stars, Los Angeles, CA 90067

          DLJ Capital Investors, Inc.,
          DLJ Diversified Partners, Inc.,
          DLJ Diversified Associates, LP,
          Global Retail Partners, Inc.,
          Retail Capital Partners, L.P.,
          DLJ LBO Plans Management Corporation,
          DLJ Diversified Partners, L.P.,
          DLJ Diversified Partners -A, L.P.,
          GRP Partners, L.P.,
          DLJ ESC II, L.P.,
          Global Retail Partners Funding, Inc.
          277 Park Avenue,
          New York, NY 10172.

          (Please contact Patrick Meehan at (212) 314-5644 with any questions.)

                                                          Page  21 of 25 Pages


Item 2(c) Citizenship:
          Mutuelles AXA and AXA - France
          AXA Financial, Inc. - Delaware

Item 2(d) Title of Class of Securities:
          COM

Item 2(e) CUSIP Number:
          365199108

Item 3.   Type of Reporting Person:
          AXA Financial, Inc. as a parent holding company, in accordance with 240.13d-1(b)(ii)(G)

          The Mutuelles AXA, as a group, acting as a parent holding company.

          AXA as a parent holding company.

          DLJ Capital Investors, Inc.            CO
          Global Retail Partners, Inc.           CO
          Retail Capital Partners, L.P.          PN
          Global Retail Partners, L.P.           PN
          DLJ Diversified Associates, LP         PN
          DLJ Diversified Partners, Inc.         CO
          DLJ Diversified Partners, L.P.         PN
          DLJ Diversified Partners - A, L.P.     PN
          GRP Partners, L.P.                     PN
          DLJ LBO Plans Management Corporation   CO
          DLJ ESC II, L.P.                       PN
          Global Retail Partners Funding, Inc.   PN

          THIS SCHEDULE 13G IS FILED PURSUANT TO RULE 13d-1(d)

                                                          Page 22 of 25 Pages
Item 4. Ownership as of December 31, 1999:
       (a) Amount Beneficially Owned:
1,601,998 shares of common stock beneficially owned including:
                                                  (a) Amount
                                                 Beneficially      (b) Percent
                                                Owned (Shares):    of Class (1)
     The Mutuelles AXA, as a group                  1,601,998         11.0%
     AXA                                            1,601,998         11.0%
     AXA Financial, Inc.                            1,601,998         11.0%
     DLJ Capital Investors, Inc.                    1,601,998         11.0%
     Global Retail Partners, Inc.                   1,092,521          6.2%
     Retail Capital Partners, L.P.                  1,025,834          5.9%
     Global Retail Partners, L.P.                   1,025,834          5.9%
     DLJ Diversified Associates, LP                   419,196          2.4%
     DLJ Diversified Partners, Inc.                   419,196          2.4%
     DLJ Diversified Partners, L.P.                   306,677          1.7%
     DLJ Diversified Partners - A, L.P.               113,519          0.6%
     GRP Partners, L.P.                                66,687          0.4%
     DLJ LBO Plans Management Corporation              17,655          0.1%
     DLJ ESC II, L.P.                                  17,655          0.1%
     Global Retail Partners Funding, Inc.              70,626          0.4%

     (1) Based on 17,506,680 shares outstanding as of September 30, 1999 as reported in the Company's 10-Q.

    ITEM 4. Ownership as of 12/31/99(CONT.)                 Page 23 of 25 Pages
       (c) Deemed Voting Power and Disposition Power:
                                              (i) Sole       (ii) Shared      (iii) Sole power      (iv) Shared
                                            power to vote    power to vote    to dispose or to    power to dispose
                                            or to direct     or to direct        direct the       or to direct the
                                              the vote         the vote        disposition of      disposition of
     The Mutuelles AXA, as a group                   0        1,601,998                   0           1,601,998
     AXA                                             0        1,601,998                   0           1,601,998
     The Equitable Companies Incorporated            0        1,601,998                   0           1,601,998
     DLJ Capital Investors, Inc.                     0        1,601,998                   0           1,601,998
     Global Retail Partners, Inc.                    0        1,092,521                   0           1,092,521
     Retail Capital Partners, L.P.                   0        1,025,834                   0           1,025,834
     Global Retail Partners, L.P.                    0        1,025,834                   0           1,025,834
     DLJ Diversified Associates, LP                  0          419,196                   0             419,196
     DLJ Diversified Partners, Inc.                  0          419,196                   0             419,196
     DLJ Diversified Partners, L.P.                  0          306,677                   0             306,677
     DLJ Diversified Partners - A, L.P.              0          113,519                   0             113,519
     GRP Partners, L.P.                              0           66,687                   0              66,687
     DLJ LBO Plans Management Corporation            0           17,655                   0              17,655
     DLJ ESC II, L.P.                                0           17,655                   0              17,655
     Global Retail Partners Funding, Inc.            0           70,626                   0              70,626

  (Each of the above subsidiaries of the Equitable Companies operates under independent management and makes independent voting and investment decisions).

                                                          Page 24 of 25 Pages
Item 5.
Ownership of Five Percent or Less of a Class:
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.
                                                            ( )
Item 6.
     Ownership of More than Five Percent on behalf of Another Person.  N/A

Item 7.
     Identification and Classification of the Subsidiary which Acquired the Security Being Reporting on by the Parent Holding Company:

     This Schedule 13G is being filed by AXA Financial, Inc.; AXA, which beneficially owns a majority interest in AXA Financial, Inc.; and the Mutuelles AXA, which as a group control AXA:

( ) in the Mutuelles AXAs' capacity, as a group, acting as a parent holding company with respect to the holdings of the following AXA entity or entities;

( ) in AXA's capacity as a parent holding company with respect to the holdings of the following AXA entity or entities:

(X) in AXA Financial, Inc.'s capacity as a parent holding company with respect to the holdings of its following subsidiaries:

        (X)  DLJ Capital Investors, Inc.
        (X)  Global Retail Partners, Inc.
        (X)  Retail Capital Partners, L.P.
        (X)  Global Retail Partners, L.P.
        (X)  DLJ Diversified Associates, LP
        (X)  DLJ Diversified Partners, Inc.
        (X)  DLJ Diversified Partners, L.P.
        (X)  DLJ Diversified Partners - A, L.P.
        (X)  GRP Partners, L.P.
        (X)  DLJ LBO Plans Management Corporation
        (X)  DLJ ESC II, L.P.
        (X)  Global Retail Partners Funding, Inc.

                                                          Page 25 of 25 Pages

Item 8. Identification and Classification of Members of the Group.  N/A

Item 9.  Notice of Dissolution of Group:  N/A

Item 10. Certification:

    By signing below I certify that to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



    Signature

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





Date: February 10, 2000                    AXA FINANCIAL, INC.*




                                       /s/ Alvin H. Fenichel
                                         Senior Vice President
                                            and Controller



*Pursuant to the Joint Filing Agreement with respect to Schedule 13G attached hereto as Exhibit I, among AXA Financial, Inc., AXA Conseil Vie Assurance Mutuelle, AXA Assurances I.A.R.D Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle, and AXA, this statement
 Schedule 13G is filed on behalf of each of them.